Zymergen Reports Preliminary First Quarter 2021 Financial Results

Emeryville, Calif., May 24, 2021– Zymergen Inc. (“Zymergen”), one of the world’s leading biofacturing companies, today reported preliminary financial results for the first quarter ended March 31, 2021.

“I am so proud of our team for their continued execution across our organization,” says Josh Hoffman, Zymergen CEO. “With biofacturing, we are committed to transforming what is possible by partnering with nature to make better products in a better way. I am confident that we are well positioned to execute on our strategy to develop and sell superior products across multiple markets, this year and beyond.”

Recent Highlights
•Completed initial public offering in April 2021, raising $575 million in gross proceeds
•Strengthened leadership by adding Aindrea Campbell as Chief Manufacturing Officer, a seasoned industry veteran who will be instrumental in the scaling of Zymergen’s production capabilities

First Quarter 2021 Financial Results
Total revenue was $3.7 million dollars for the three months ended March 31, 2021, all relating to R&D services agreements and Collaboration revenue. This represents a 26% increase over the same quarter in 2020, and was primarily driven by the impact of new and acquired contracts.

Total operating expenses for the first quarter of 2021 were $87.1 million dollars, a 32.8% increase from $65.6 million dollars in the first quarter of 2020. The increase was driven by an increase in R&D activities to develop Hyaline production processes, as well as the additional costs associated with becoming a public company.

Net loss in the first quarter of 2021 was $84.6 million dollars.

Cash and cash equivalents were $121.0 million as of March 31, 2021. Subsequent to quarter end, Zymergen completed its initial public offering in April 2021 raising approximately $530 million in net proceeds.

Webcast Information
Zymergen will host a conference call to discuss the first quarter 2021 financial results after market close on Monday, May 24, 2021 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at https://investors.zymergen.com/. The webcast will be archived and available for replay for at least 90 days after the event.

About Zymergen
Zymergen is a biofacturing company using biology to reimagine the world. Zymergen partners with nature to design, develop and manufacture bio-based breakthrough products that deliver value to customers in a broad range of industries. A unique combination of biology, chemistry, software and automation enables the company to design and create new materials.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to statements regarding our timing and ability to execute on our strategy to develop and sell superior products across multiple markets, this year and beyond. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s prospectus dated April 23, 2021 filed with the SEC pursuant to Rule 424 under the Securities Act of 1933, and other documents the Company subsequently files with the SEC from time to time, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact
Niraj Javeri
investors@zymergen.com

Media Contact
Mike Dulin
mdulin@zymergen.com
502-777-2029

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$3,735	$2,954
Operating expenses:
Cost of service revenue	21,130	24,576
Research and development	39,811	21,802
Sales and marketing	6,872	5,541
General and administrative	19,331	13,693
Total operating expenses	87,144	65,612
Loss from operations	(83,409)	(62,658)
Other income (expense):
Interest income	43	377
Interest and other expense	(1,211)	(3,166)
Total other expense	(1,168)	(2,789)
Loss before income taxes	(84,577)	(65,447)
(Provision for) benefit from income taxes	(8)	107
Net loss	$(84,585)	$(65,340)
Net loss per share attributable to common stockholders, basic	$(6.51)	$(5.77)
Net loss per share attributable to common stockholders, diluted	$(6.51)	$(5.77)
Weighted-average shares used in computing net loss per share to common stockholders, basic	12,996,344	11,322,626
Weighted-average shares used in computing net loss per share to common stockholders, diluted	13,340,457	11,322,626

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	As of March 31, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$121,035	$210,205
Accounts receivable, billed and unbilled	4,116	4,175
Inventory	5,683	4,969
Other current assets	8,896	9,225
Total current assets	139,730	228,574
Property and equipment, net	55,462	48,718
Goodwill	11,604	11,604
Intangible assets, net	4,443	4,790
Other assets	15,993	11,235
Total assets	$227,232	$304,921
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$37,520	$38,985
Short-term debt, net	—	79,331
Other current liabilities	2,790	3,142
Total current liabilities	40,310	121,458
Long-term debt, net	79,615	—
Warrant liabilities	11,952	14,231
Other long-term liabilities	15,490	12,170
Total liabilities	147,367	147,859
Convertible preferred stock	900,798	900,798
Total stockholders' deficit	(820,933)	(743,736)
Total liabilities and redeemable convertible preferred stock and stockholders' deficit	$227,232	$304,921